April 3, 1995




DEAR SHAREHOLDER:

     You are cordially invited to attend the Annual Meeting of Shareholders which will be held at the Company's headquarters located at 422 Wards Corner Road, Loveland, Ohio, at 11:00 a.m. on Tuesday, May 9, 1995. On the following pages you will find the formal Notice of Annual Meeting and Proxy Statement.

     Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted at the meeting. ACCORDINGLY, PLEASE DATE, SIGN AND RETURN THE ENCLOSED
PROXY CARD PROMPTLY.

     I hope that you will attend the meeting and I look forward to seeing you there.

                                      Sincerely,


                                      R. S. HARRISON
                                      R. S. HARRISON
                                      Chairman of the Board

                        BALDWIN PIANO & ORGAN COMPANY
                              ___________________

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             Tuesday, May 9, 1995
                              ___________________


To the Shareholders of
Baldwin Piano & Organ Company:

     The Annual Meeting of Shareholders of Baldwin Piano & Organ Company, a Delaware corporation, will be held at the Company's headquarters located at 422 Wards Corner Road, Loveland, Ohio, 45140, on Tuesday, May 9, 1995, at 11:00 a.m., Cincinnati time, for the following purposes:

     (1) To elect five directors for a one-year term ending in 1996;

     (2) To ratify the appointment of KPMG Peat Marwick LLP as independent auditors of the Company for the fiscal year ending
December 31, 1995; and

     (3) To act upon any other matter that may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on Friday, March 17, 1995, as the date for determining Shareholders of record entitled to notice of and to vote at the Annual
Meeting.

     Your attention is directed to the accompanying Proxy
Statement and 1994 Annual Report to Shareholders.

                                      For the Board of Directors



                                      R. S. HARRISON
                                      R. S. HARRISON
                                      Chairman of the Board

April 3, 1995


 PLEASE FILL OUT, DATE AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT IN THE ACCOMPANYING POSTAGE PAID ENVELOPE, EVEN IF YOU PLAN TO ATTEND THE MEETING. YOU MAY REVOKE YOUR PROXY IN WRITING OR AT THE ANNUAL MEETING IF YOU WISH TO VOTE IN PERSON.

                     BALDWIN PIANO & ORGAN COMPANY
                          422 Wards Corner Road
                        Loveland, Ohio  45140-8390

                      ______________________________

                              PROXY STATEMENT
                      ______________________________


                      ANNUAL MEETING OF SHAREHOLDERS
                           Tuesday, May 9, 1995
                      ______________________________


                  SOLICITATION AND REVOCATION OF PROXIES

     The enclosed proxy is solicited by the Board of Directors of Baldwin Piano & Organ Company, a Delaware corporation (the "Company"), for use at the Annual Meeting of Shareholders to be held at 11:00 a.m., Cincinnati time, Tuesday, May 9, 1995, at the Company's headquarters located at 422 Wards Corner Road, Loveland, Ohio. The proxy is revocable at any time prior to its exercise by written notice or in person at the Annual Meeting. The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, proxies may be solicited by officers, directors, and regular employees of the Company personally or by telephone or telegraph, and the Company may reimburse brokers, custodians, nominees, and other fiduciaries for their reasonable out-of-pocket expenses in forwarding proxy materials to their principals.

     Shares represented by proxy will be voted as directed on the proxy forms and, if no direction is given, will be voted in the election of directors for the persons nominated by the Board of Directors and for the proposals described herein. Any proxy given by a Shareholder may be revoked at any time prior to its use by execution of a later-dated proxy, by a personal vote at the Annual Meeting, or by written notice to the Company's Secretary.

     This proxy material is being sent to Shareholders on or about April 3, 1995, together with the Company's 1994 Annual
Report, which includes certified financial statements for the fiscal year ended December 31, 1994.

             OUTSTANDING SHARES AND VOTING RIGHTS

     Shareholders of record at the close of business on Friday, March 17, 1995 are entitled to notice of and to vote at the meeting. As of the close of business on that date, there were outstanding and entitled to vote, 3,415,196 shares of Common Stock, $.01 par value (the "Common Stock"), each of which is entitled to one vote. No cumulative voting rights exist under the Company's Certificate of Incorporation. For information regarding the ownership of the Company's Common Stock by holders of more than five percent of the outstanding shares and by the management of the Company, see "Security Ownership of Certain Beneficial Owners and Management."


                       ELECTION OF DIRECTORS

     The Company's Board of Directors is comprised of a single class. Each year the directors are elected to serve for a term of one year. The Board of Directors currently consists of five members. The Shareholders will vote at the Annual Meeting for the election of all five directors who will constitute the Company's Board of Directors for the one-year term expiring at the Annual Meeting of Shareholders in 1996.

     The persons named in the enclosed proxy will vote for the election of the nominees named below unless authority to vote is withheld. All nominees have consented to serve if elected. In the event that any of the nominees should be unable to serve, the persons named in the proxy will vote for such substitute nominee or nominees as they, in their discretion, shall determine. The Board of Directors has no reason to believe that any nominee named herein will be unable to serve.

     Directors will be elected by a majority of the votes cast at the Annual Meeting upon the presence of a quorum. Any shares not voted in the election of directors (whether by abstention, broker non-vote or otherwise) have no impact on the vote. The following material contains information concerning the nominees for election as directors.


NOMINEES FOR DIRECTORS

     GEORGE E. CASTRUCCI, age 57, has served as a director of the Company since May, 1987, and served as Chairman of the Board from August, 1993, until December, 1994. Prior to March, 1992, he served as Chairman and Chief Executive Officer of Great American Broadcasting Company, a Cincinnati-based broadcast company, and as President and Chief Operating Officer of its parent company, Great American Communications Company. Mr. Castrucci also currently serves as a director of BMF Savings Bank, The Ohio National Fund, Inc., and ONE Fund, Inc.

     R. S. HARRISON, age 63, is the Company's Chairman of the Board. Prior to December, 1994, Mr. Harrison served continuously as the Company's Chief Executive Officer from its inception in November, 1983. He also previously served as the Company's Chairman of the Board from its formation until August, 1993, when he assumed the responsibilities as the Company's President.
Prior to November, 1983, Mr. Harrison served the Company's predecessor (the old Baldwin Piano & Organ Company which sold all of its music-related assets to the Company in June, 1984) as a director since June, 1983, as its chief executive officer and president since 1974, and in other capacities since 1955.

     JOSEPH H. HEAD, JR., age 62, has been a director of the Company since May, 1987 and was previously a director from November, 1983 until June 6, 1986. He also served as Secretary of the Company from its formation until May, 1989. Mr. Head is Chairman, Chief Executive Officer and a director of Atkins & Pearce, Inc., a manufacturer of industrial textiles. Mr. Head is also a former partner in the law firm of Graydon, Head & Ritchey, Cincinnati, Ohio where he practiced law from 1959 through 1993. He also currently serves as a director of Fifth Third Bancorp, since 1987.

     KAREN L. HENDRICKS, age 47, is the Company's Chief Executive Officer, President and a director. Prior to joining the Company in November, 1994, Ms. Hendricks most recently served as the Executive Vice President and General Manager, Skin Care Division of the Dial Corp since 1992, where she had full responsibility for Dial's United States bar and liquid soap business. Ms. Hendricks previously was employed for twenty-one years by The Procter & Gamble Company in various executive positions in product development and was promoted to General Manager of its Vidal Sassoon Hair Care Company in 1987.

     ROGER L. HOWE, age 60, has been a director of the Company since August, 1993. Mr. Howe is currently employed as the Chairman of the Board of U.S. Precision Lens, Inc., a manufacturer of optical components used in industrial and consumer products, where he has been employed since 1970. He also currently serves as a director of Cintas Corporation, Eagle-Picher Industries, Inc., Star Banc Corporation, and The United States Shoe Corporation.

     There are no family relationships among any of the above-named nominees for director nor among any of the nominees and any executive officers of the Company.

BOARD MEETINGS -- COMMITTEES OF THE BOARD

     The Board of Directors of the Company met nine times during the year ended December 31, 1994. In 1994, all directors attended all meetings of the Board of Directors and all committees on which the director served during his or her term except Harry A. Shaw III who due to illness attended fewer than 75 percent of all Board and committee meetings held prior to his death in September, 1994. In addition, the Board of Directors took action on behalf of the Company through the unanimous written agreement of the directors in lieu of an actual meeting on one occasion.

     The Board of Directors has an Executive Compensation Committee and an Audit Committee. The Executive Compensation Committee reviews the salaries and compensation levels of the Company's executive management and the Audit Committee reviews the Company's accounting practices and controls. In 1994, the Executive Compensation Committee consisted of Messrs. Head and Howe and the Audit Committee was comprised of Messrs. Castrucci and Shaw. The Executive Compensation Committee met four times in 1994 and the Audit Committee met three times.


  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


HOLDERS OF MORE THAN FIVE PERCENT BENEFICIAL OWNERSHIP

     The following table sets forth information regarding all persons known to the Company to be the beneficial owners of more than five percent of the Company's Common Stock as of March 17, 1995.

                                        Shares       Percent of
                                        Owned       Outstanding
     Name(1)                         Beneficially     Shares
     ____                            ____________   ___________

R. S. Harrison ....................  377,267(2)        11.0%

Heartland Advisors, Inc. ..........  376,300(3)        11.0%

State of Wisconsin Investment Board  275,000(4)         8.1%

David L. Babson & Company, Inc. ...  261,100(5)         7.6%

Dimensional Fund Advisors Inc. ....  181,400(6)         5.3%
_____________

(1) The address of R. S. Harrison is 422 Wards Corner Road, Loveland, Ohio 45140. The address of Heartland Advisors, Inc. is 790 North Milwaukee Street, Milwaukee Wisconsin 53202. The address of State of Wisconsin Investment Board is P.O. Box 7842, Madison, Wisconsin 53707. The address of David L. Babson & Company, Inc. is One Memorial Drive, Cambridge, Massachusetts 02142. The address of Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

(2) Of the shares listed, 258,255 are owned directly by Mr. Harrison, and 18,000 are owned beneficially subject to his right to exercise outstanding stock options. Of the shares owned directly by Mr. Harrison, 249,505 shares are held under a trust agreement for the benefit of Mr. Harrison under which he serves as trustee.

     Mr. Harrison is also deemed to be a beneficial owner of 101,012 shares of Common Stock held under four trusts (the "Trusts") for the benefit of his four adult children. The terms of all Trusts are substantially identical and provide that the beneficiary of each Trust is entitled to the entire trust income during his or her lifetime. Pursuant to the terms of the Trusts, Anne W. Harrison, the spouse of R. S. Harrison, has an option to purchase any part or all of the shares owned by the Trusts and may be deemed a beneficial owner thereof. In addition, she may be deemed the beneficial owner of the shares beneficially owned by R. S. Harrison. In the event that she is not married to R. S. Harrison, her option rights terminate. If she predeceases R. S. Harrison, he is granted the right to exercise the option.
Because of his right to acquire shares from the Trusts, R. S. Harrison is deemed to be a beneficial owner of such shares, but he disclaims any beneficial ownership of such shares in his own right.

(3) Heartland Advisors, Inc. last informed the Company that it is a registered investment adviser that may be deemed the beneficial owner of 376,300 shares of Common Stock. Heartland Advisors, Inc. has sole dispositive power over all 376,300 shares.

(4) State of Wisconsin Investment Board last informed the Company that it is a government agency which manages public pension funds and that it may be deemed the beneficial owner of 275,000 shares of Common Stock. State of Wisconsin Investment Board has sole dispositive power and sole voting power over all 275,000 shares.

(5) David L. Babson & Company, Inc. last informed the Company that it is a registered investment adviser that may be deemed the beneficial owner of 261,100 shares of Common Stock. David L. Babson & Company, Inc. has sole dispositive power over all 261,100 shares, sole voting power of 216,300 shares and shared voting power of 44,800 shares.

(6) Dimensional Fund Advisors Inc. last informed the Company that it is a registered investment adviser that may be deemed the beneficial owner of 181,400 shares of Common Stock, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional Fund Advisors Inc. disclaims beneficial ownership of all such shares. Dimensional Fund Advisors Inc. has sole dispositive power over all 181,400 shares and sole voting power of 121,500 shares. DFA Investment Dimensions Group Inc. has voting power of an additional 37,900 shares and DFA Investment Trust Company has voting power of the remaining 22,000 shares.



Beneficial Ownership of Management and Nominees

     The following table sets forth information regarding the ownership of Common Stock of the Company for each director, each nominee, each named executive and all officers and directors as a group as of March 17, 1995.


                                                    Percent of
                                  Shares Owned      Outstanding
      Name(1)                     Beneficially        Shares
      ____                        ____________      ___________

CURRENT DIRECTORS AND NOMINEES

R. S. Harrison ...............    377,267(1)(2)       11.0%

Karen L. Hendricks ...........    100,000(3)           2.9%

Joseph H. Head, Jr. ..........     26,000(3)            .8%

George E. Castrucci ..........     18,000(3)            .5%

Roger L. Howe ................      9,000(3)            .3%

EXECUTIVE OFFICERS

Kenen M. Edgington ...........     34,056(2)           1.0%

Harry F. Forbes, Jr. .........     41,222(2)(4)        1.2%

Charles R. Juengling .........     16,000(2)            .5%

Jimmie H. Smith ..............     16,669(2)(5)         .5%

All officers and directors as a
  group (19 persons) .........    733,045(2)(3)       21.5%
___________

(1)  See note (2) under "Security Ownership of Certain Beneficial
Owners and Management -- Holders of More than Five Percent
Beneficial Ownership."

(2) Includes shares owned beneficially subject to the holder's right to exercise outstanding incentive stock options: 18,000 shares for Mr. Harrison, 12,000 shares for Mr. Edgington, 6,000 shares for Mr. Forbes, 15,000 shares for Mr. Juengling, 13,000 shares for Mr. Smith, and 53,500 shares in the aggregate for the Company's other executive officers.

(3) Includes shares owned beneficially subject to the holder's right to exercise outstanding non-qualified stock options:
100,000 shares for Ms. Hendricks, 16,000 shares for each of Messrs. Head and Castrucci, and 4,000 shares for Mr. Howe.

(4)  Includes shares jointly owned with spouse.

(5) Includes 3,669 shares owned by Mr. Smith's son. Mr. Smith hereby disclaims beneficial ownership of all such shares.

     No agreements, formal or informal, exist among the various officers and directors to vote their shares collectively.

     To the best of the Company's knowledge, all except one of the Company's directors, officers and 10% or more shareholders have timely filed with the Securities and Exchange Commission all reports required to be so filed pursuant to Section 16 of the Securities Exchange Act of 1934 for the Company's 1994 fiscal year. One of the Company's officers, J. D. Chastain, filed one report approximately four weeks late in April, 1994 relating to a February, 1994 sale transaction in the Company's Common Stock.

                     EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table is a summary of certain information concerning the compensation awarded or paid to, or earned by, each person who served as the
Company's Chief Executive Officer during 1994 and each of the Company's other four most highly compensated executive officers (the "named executives")
during each of the last three fiscal years.
                                                Long Term Compensation
                                                 ______________________

                                                            Securities All
                                                 Restricted   Under-   Other
                             Annual Compensation   Stock      lying    Compen-
Name and Principal           Salary    Bonus       Awards    Options   sation
     Postion           Year  (1)($)  (1)(2)($)     (3)($)      (#)     (4)($)
__________________     ____  ______  _________   __________  _______   ______
Karen L. Hendricks(5)  1994   34,231    -0-         -0-      100,000      207
  Chief Executive
  Officer and
  President

R. S. Harrison         1994  355,700    -0-         -0-        -0-     43,914
  Chairman of the      1993  355,700  106,710       --         -0-     45,093
  Board and former     1992  348,629  106,710       --         3,000   45,820
  Chief Executive
  Officer

Kenen M. Edgington     1994  144,804    -0-         -0-        3,000   12,309
  Executive Vice       1993  141,929   40,111       --         -0-     10,673
  President            1992  133,899   15,721       --         2,000   11,452

Harry F. Forbes, Jr.   1994  123,400    -0-         -0-        3,000   10,823
  Former Vice          1993  123,400   37,020       --         -0-     10,717
  President,           1992  117,500   35,250       --         1,000   10,160
  Treasurer and
  Secretary(6)

Charles R. Juengling   1994  120,000    -0-         -0-        3,000   10,279
  Vice President,      1993  111,300   33,390       --         -0-      9,662
  Treasurer and        1992  106,000   31,800       --         2,000    9,161
  Secretary

Jimmie H. Smith        1994  118,152    -0-         -0-        3,000   12,929
  Vice President/      1993  118,152   35,446       --         -0-     12,371
  Manufacturing        1992  108,307   35,446       --         2,000   11,808
______________

(1) Includes amounts contributed by the following named executives to the Baldwin Piano & Organ Company Retirement Plan for Salaried Employees as elective salary reduction contributions.

                                   1994      1993      1992
                                   ____      ____      ____

     R. S. Harrison ...........  $69,361   $69,361   $67,537

     Kenen M. Edgington .......   18,491    15,765    11,722

     Harry F. Forbes, Jr. .....   24,063    23,797    10,577

     Charles R. Juengling .....    9,203     8,586     8,178

     Jimmie H. Smith ..........   23,039    23,039    21,080

(2) The bonuses are shown for the years earned, but were paid in the following year.

(3) In 1994, the Company's Board of Directors adopted the Company's 1994 Long Term Incentive Plan. Pursuant to the terms of that Plan, the Company's Executive Compensation Committee granted the named executives and other designated employee participants the right to receive awards of restricted stock based upon the Company's stock performance in comparison to the Russell 2000 index over the three year period ending December 31, 1996 (the "award date"). The number of shares of restricted stock to be awarded, if any, at the end of the three year period is based upon a percentage of the participant's base salary and the market value of the Company's Common Stock as of the award date. The participant would be entitled to all other privileges of a shareholder with respect to the restricted shares so awarded, except that such restricted shares could not be transferred for three years following the award date. The Company may elect in its discretion, in whole or in part, to pay cash in lieu of granting any restricted shares earned under the Plan.

(4) "All Other Compensation" includes, as shown below, amounts contributed by the Company under the Baldwin Piano & Organ Company Retirement Plan for Salaried Employees; group term life insurance premiums paid by the Company on policies obtained by the Company for all employees; the value of personal use of Company automobiles; and life insurance premiums paid by the Company for $1,000,000 of executive life insurance on the life of Mr. Harrison. The net proceeds of this executive life policy are payable to the estate of Mr. Harrison after reimbursement to the Company of all premiums paid by the Company on his behalf.

                                1994         1993         1992
                                ____         ____         ____

Karen L. Hendricks
  Group Life Insurance .....  $    207         --           --
                              $    207         --           --

R. S. Harrison
  Retirement Plan ..........  $ 27,745     $ 27,445     $ 27,015
  Executive Insurance ......    12,592       12,937       14,747
  Group Life Insurance .....     1,932        1,932        1,764
  Automobile (Personal Use).     1,645        2,779        2,294
                              $ 43,914     $ 45,093     $ 45,820

Kenen M. Edgington
  Retirement Plan ..........  $ 11,095     $  9,459     $ 10,343
  Group Life Insurance .....     1,214        1,214        1,109
                              $ 12,309     $ 10,673     $ 11,452

Harry F. Forbes, Jr.
  Retirement Plan ..........  $  9,625     $  9,519     $  9,066
  Group Life Insurance .....     1,198        1,198        1,094
                              $ 10,823     $ 10,717     $ 10,160

Charles R. Juengling
  Retirement Plan ..........  $  9,203     $  8,586     $  8,178
  Group Life Insurance .....     1,076        1,076          983
                              $ 10,279     $  9,662     $  9,161

Jimmie H. Smith
  Retirement Plan ..........  $  9,216     $  9,216     $  8,432
  Group Life Insurance .....     1,060        1,060          968
  Automobile (Personal Use).     2,653        2,095        2,408
                              $ 12,929     $ 12,371     $ 11,808

(5) The Company hired Ms. Hendricks as Chief Executive Officer and President effective November 21, 1994.

(6)  Mr. Forbes retired from the Company on March 31, 1995.

EMPLOYMENT AGREEMENTS

     During 1994, the Company entered into new Employment Agreements with R. S. Harrison and Karen L. Hendricks. Such Employment Agreements provide that Mr. Harrison will be employed as the Chairman of the Board of the Company and that Ms. Hendricks will be employed as the Chief Executive Officer and President of the Company and that she will be nominated as a director for each year of her employment. Pursuant to the terms of his December, 1994 Employment Agreement which amended and restated his previous employment agreement, Mr. Harrison will receive a base salary of $275,000 in 1995, which salary will thereafter be reviewed for increases or decreases in any additional year that Mr. Harrison may serve as Chairman. If his employment terminates for any reason (other than due to Mr. Harrison's death) before December 31, 1997, the Company and Mr. Harrison will enter into a consulting agreement having a term of three years after the termination of his employment. Mr. Harrison will also receive all other benefits normally accorded to the Company's senior officers and will receive lifetime medical benefits.

     Mr. Harrison's new Employment Agreement provides that, in the event of either Mr. Harrison attaining age 65 or his termination of employment by reason of disability or death (regardless of his age), the Company must pay Mr. Harrison deferred compensation in 120 equal monthly installments in the aggregate fixed amount of $2,312,050, plus accrued interest from May 8, 1994. Such amount represents the sum of all deferred compensation that would have been payable to Mr. Harrison under his previous employment agreement if he had terminated his employment at age 62. In addition, if Mr. Harrison dies before December 31, 1997, the Company must immediately pay to Mr. Harrison's spouse or estate, as the case may be, an amount equal to the amount he would have been entitled to receive for providing consulting services. Mr. Harrison's Employment Agreement contains covenants by Mr. Harrison not to compete with the Company during the period beginning with the termination of his employment and ending with the last payment of the deferred compensation.

     Pursuant to the terms of her November, 1994 Employment Agreement, Ms. Hendricks will continue in the Company's employ until December 31, 1997, unless sooner terminated. Ms. Hendricks will receive an annual base salary of no less than $300,000 and, in 1995, a guaranteed minimum cash bonus of $100,000. She will participate in the Company's management incentive plans at the highest participant level and will receive all other benefits normally accorded to the Company's senior officers. Ms. Hendricks' Employment Agreement further provides that, in addition to the customary insurance provided to Company employees, the Company will purchase a $500,000 term life insurance policy on her life payable to her beneficiaries and supplemental disability coverage providing $10,000 in excess disability coverage per month. As an added inducement for Ms. Hendricks to join the Company, her Employment Agreement further provided that she would receive a one time grant of 100,000 non-qualified stock options upon commencement of her employment, such options having an exercise price equal to the fair market value of the Company's Common Stock as of such date.

     Ms. Hendricks' Employment Agreement provides that in the event the Company does not renew her employment upon the expiration of the Employment Agreement, the Company would be required to pay Ms. Hendricks on or before March 31, 1998 severance pay in the amount of her 1997 annual base salary plus 50% of such base salary. In the event that the Company terminates her employment without cause, the Company must pay to Ms. Hendricks within 90 days thereafter an amount equal to the greater of $450,000 or the difference between $1,000,000 and any base salary and 1995 incentive payment paid prior to the date of termination. Ms. Hendricks' Employment Agreement contains covenants by Ms. Hendricks not to compete with the Company for a period of one year after termination of her Employment Agreement by Ms. Hendricks, by the Company for cause or upon her disability.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth certain information regarding grants by the Company of stock options to each of the named executives during 1994.

                                                              Potential
                                                              Realizable
                                                               Value at
                                                            Assumed Annual
                                                               Rates of
                                                              Stock Price
                                                             Appreciation
                                                                  for
                         Individual Grants(1)                Option Term(3)
                               % of
___________________________________________________________  ______________
                               Total     Exer-
                   Securities Granted    cise
                   Underlying   to        or
                   Options    Employees  Base       Expir-
                   Granted    in Fiscal  Price      ation
                     (#)       Year(2)  ($/Share)    Date   5%($1)  10%($)
                   __________ _________ _________   ______  ______  ______

Karen L. Hendricks  100,000     71.42    12.50     11/22/04 786,000 1,992,000

R. S. Harrison          --        --     --         --        --        --

Kenen M. Edgington      3,000    2.14   16.00       5/10/04  30,180    76,500

Harry F. Forbes, Jr.    3,000    2.14   16.00       5/10/04  30,180    76,500

Charles R. Juengling    3,000    2.14   16.00       5/10/04  30,180    76,500

Jimmie H. Smith         3,000    2.14   16.00       5/10/04  30,180    76,500
_____________

(1) All grants were made at the fair market value on the grant date. Other than the options granted to Ms. Hendricks, all options were granted under the Company's 1994 Incentive Stock Option Plan and vest over a five year period, 20% on each anniversary of the grant date. The options granted to Ms. Hendricks are non-qualified options issued pursuant to the terms of her employment agreement in partial consideration for her accepting the Company's offer of employment. Ms. Hendricks' options vested 20% upon her commencement of employment and an additional 20% vest on each anniversary thereof.

(2) Total options granted to all executive officers and other employees of the Company in 1994 were for an aggregate of 140,000 shares of Common Stock.

(3) Calculated based upon assumed stock prices for the Company's Common Stock of $20.36 and $32.42, respectively, if 5% and 10% annual rates of stock appreciation are achieved over the full term of the options granted to Ms. Hendricks and on assumed stock prices of $26.06 and $41.50, respectively, with respect to the options granted to all of the other executive officers reflected in the table. The potential realizable gain equals the product of the number of shares underlying the stock option grant and the difference between the assumed stock price and the exercise price of each option.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES

     The following table sets forth certain information regarding individual exercises of stock options during 1994 by each of the named executives.

                                                 Securities       Value of
                                                 Underlying      Unexercised
                                                 Unexercised    In-the-Money
                                                  Options at     Options at
                                                   12/31/94       12/31/94
                        Shares
                      Acquired on    Value       Exercisable/   Exercisable/
                       Exercise     Realized     Unexercisable  Unexercisable
      Name                (#)         ($)          (1)   (#)    (2)  (3)  ($)
      ____             __________   ________     _____________  _____________

Karen L. Hendricks       -0-          -0-           20,000/          -0-/
                                                    80,000           -0-

R. S. Harrison           -0-          -0-           18,000/         9,488/
                                                      -0-            -0-

Kenen M. Edgington       -0-          -0-            9,000/         8,375/
                                                     3,000           -0-

Harry F. Forbes, Jr.     -0-          -0-            3,000/         2,375/
                                                     3,000           -0-

Charles R. Juengling     -0-          -0-           12,000/        13,075/
                                                     3,000           -0-

Jimmie H. Smith          -0-          -0-           10,000/        10,075/
                                                     3,000           -0-
_____________

(1) All stock options issued to the named executives under the Company's 1986 Incentive Stock Option Plan must be held for two years subsequent to the date of the option grant before such options first become exercisable. See note (1) to the Option Grants in Last Fiscal Year table regarding the vesting of options granted in 1994.

(2) The shares of the Company's Common Stock issuable upon the exercise of outstanding stock options granted under the Company's 1986 Incentive Stock Option Plan, or upon the exercise of non-qualified stock options, have not been registered under the Securities Act of 1933 ("1933 Act"). Generally, such shares may not be resold by the holder for a minimum period of two years following exercise of the option. The shares of the Company's Common Stock issuable upon the exercise of outstanding stock options granted under the Company's 1994 Incentive Stock Option Plan have been registered under the 1933 Act and generally can be resold immediately upon exercise.

(3) The value of exercisable in-the-money options is calculated by determining the difference between $11.00 per share, the last reported sale price of the Common Stock on the Nasdaq National Market on December 30, 1994, and the exercise price of the option as of such date, multiplied by the number of shares subject to the option. All unexercisable stock options under the Company's 1986 Incentive Stock Option Plan have an exercise price of $15.75 per share, except for unexercisable stock options held by Mr. Harrison which have an exercise price of $17.325. All unexercisable stock options under the Company's 1994 Incentive Stock Option Plan have an exercise price of $16.00 per share and Ms. Hendricks' unexercisable stock options have an exercise price of $12.50 per share. Based upon the $11.00 per share market price of the Common Stock at December 30, 1994, these unexercisable stock options had no value because the exercise price exceeded the market price.


COMPENSATION OF DIRECTORS

     In 1994, non-employee directors of the Company were compensated for serving on the Board of Directors and the committees thereof, in the amount of $10,000 per year, payable in quarterly installments, and received an additional $900 for each Board of Directors meeting and each committee meeting attended in person or by telephone. Such directors are reimbursed for all reasonable expenses incurred in connection with their services and receive an annual grant of 2,000 non-qualified stock options having an exercise price equal to the market price on the date of the grant. Mr. Castrucci received compensation in the amount of $40,000 for serving as Chairman of the Board through December, 1994. Mr. Harrison and Ms. Hendricks receive no additional compensation for serving on the Board of Directors.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Head and Howe comprised the Company's entire Executive Compensation Committee during 1994, and were both non-employee directors of the Company. No director or executive officer of the Company serves on any board of directors or compensation committee of any entity which compensates Messrs. Head or Howe.

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     For the Company's 1994 fiscal year, the Executive Compensation Committee of the Board of Directors (the "Committee") was at all times comprised entirely of independent non-employee directors. The Committee is charged with responsibility for reviewing the performance and approving the compensation of the Company's key executives on an annual basis. The Committee believes that a significant portion of an executive officer's compensation should be subject to the Company's annual performance, while at the same time motivating long-term growth in shareholder value.

     In 1994, the Committee, with the assistance of an independent consulting company experienced in executive compensation, thoroughly reviewed the Company's compensation package and developed three compensation plans designed to more directly link individual compensation to the performances of the Company and of its executive officers and key management employees. The Committee believed that establishing an enhanced compensation package would make the Company more competitive with similar size companies and would increase the Company's ability to attract and retain highly skilled executives. The three plans approved by the Committee, and adopted by the full Board of Directors, were the 1994 Management Incentive Plan (the "MIP"), the 1994 Incentive Stock Option Plan (the "ISOP") and the 1994 Long Term Incentive Plan (the "LTIP").

     The MIP sets forth the four main components of executive compensation that the Company may currently offer to its executive officers and other key management employees: base salary, annual cash bonus, stock options and restricted shares of the Company's Common Stock. The MIP provides that the Company will establish annual base salaries for participants therein, subject to approval by the Committee. Base salaries may be adjusted annually based primarily on the participant's individual performance and secondarily on the Company's performance. The Company and the Committee may subjectively consider any and all factors deemed relevant in adjusting each participant's base salary from time to time.

     The MIP also allows the Committee to grant annual cash bonuses based primarily upon the performance of the Company or, if appropriate, a subsidiary, division or business segment thereof. The MIP provides that earnings before income taxes will be the performance measure used to evaluate annual performance at the Company, subsidiary, division or business segment level, unless the Committee selects a different performance measure. Specific performance targets are to be established as early as possible at the start of each calendar year and no bonus is payable unless the minimum threshold established is met or
exceeded.   In addition, specific individual performance levels
may also be specified as a condition to the payment of any bonus to an individual.

     The MIP further enables the Committee to grant participants stock options pursuant to the ISOP and rights to receive restricted stock pursuant to the LTIP. These plans are designed to afford executive officers and key management employees an incentive to acquire a proprietary interest in the Company. The primary objective of both plans is to enhance both the short-term and long-term profitability of the Company by directly linking awards under these plans to increased shareholder values.

     Pursuant to the terms of the ISOP, the Committee is to establish financial and other performance targets for the Company and for the individual participants. Such targets are to serve as guidelines in making the actual awards. The primary factor to be considered by the Committee in awarding stock options is the employee's individual performance, and the Committee retains discretion as to the actual number of options granted under the ISOP to any individual in a given year.

     Pursuant to the terms of the LTIP, the Committee is to establish the beginning and end dates for a three year cycle over which the total shareholder return on Company Common Stock is to be compared to the total shareholder return on the Russell 2000 index. If the return on the Company's Common Stock equals or exceeds the targets established by the Committee at the end of the three year cycle, the participants in the LTIP are then awarded restricted shares of the Company's Common Stock in an amount equal to a percentage of their base salary in the third year of the cycle. The number of restricted shares so awarded will be determined based on the fair market value at the end of the three year cycle and such shares may not be transferred by a recipient for three years thereafter.

     With respect to each of the MIP, ISOP and LTIP, the Committee established five levels of employee participation. The size of the possible awards under each plan is dependent in large part upon the level at which an employee is designated for participation. In determining the level of participation for each participant, the Committee subjectively considers the participant's level of responsibility within the Company's organization.

       The Committee followed the above philosophies and procedures in determining executive compensation for the Company's 1994 fiscal year. Although the Company improved its income levels in 1993 compared to 1992, the Committee believed that only modest increases in base salary were appropriate pending further improvement. Accordingly, the named executives received an average salary increase of approximately 2% for 1994. The Committee also believed that the interests of the Company's shareholders would be better served in 1994 by making executive compensation largely dependent on the attainment of the targets prerequisite to any awards of the annual cash bonus. The Company did not achieve those targets and no cash bonuses were awarded to Mr. Harrison or the named executives for 1994.

     Consistent with the Committee's desire to enhance the long-term profitability of the Company, the Committee awarded stock options and the right to receive restricted shares of the Company's Common Stock to executive officers and other management employees in 1994. Stock options were granted under the ISOP primarily to motivate enhanced individual performance in 1994 and beyond, and in part upon the belief that the individual performances of the recipients directly contributed to the Company's increased income levels in 1993. The Committee also designated the Company's executive officers and certain other management employees as participants in the LTIP for the three year cycle ending December 31, 1996. The Committee believed that granting such persons the right to receive restricted shares of Company Common Stock at the end of that three year cycle, if the Company outperforms the Russell 2000 index over that time period, would further motivate such participants to improve the Company's short-term and long-term profitability.

     The Committee further applied the above considerations in determining the 1994 compensation for Mr. Harrison, the Company's Chief Executive Officer prior to the hiring of Ms. Hendricks.
The Committee believed that Mr. Harrison's base salary for 1994 should be determined primarily upon the Company's performance and that such salary would remain constant pending a significant improvement in the Company's income levels. The Committee also determined that no stock options would be awarded to Mr. Harrison in 1994 in view of his substantial existing ownership of Company Common Stock. The Committee did, however, designate Mr. Harrison as a top level participant in the LTIP upon the belief that awards under that plan depend solely upon the Company's stock performance and that Mr. Harrison's efforts would directly contribute to the Company's ability to achieve the target objectives.

     The Committee, with the approval of the full Board of Directors, also established the compensation package provided to Ms. Hendricks, who was hired as the Company's Chief Executive Officer effective November 21, 1994. In doing so, the Committee utilized all elements of the Company's compensation package available under the MIP, ISOP and LTIP and designated Ms. Hendricks for participation in all such plans at the top level. The Committee also determined that, in order to induce Ms. Hendricks to join the Company, a one time grant of 100,000 non-qualified stock options was appropriate to provide a substantial link between the Company's future performance and the total value of Ms. Hendricks's compensation package. The Committee further established her annual base salary at $300,000, which level was deemed necessary in order to be competitive with other opportunities that Ms. Hendricks may have otherwise explored.
The Committee will review her base salary annually to determine whether any increases are merited.

     Based on the Company's past compensation practices, the Committee does not currently believe that Section 162(m) of the Internal Revenue Code, which limits the deductibility of executive compensation in certain events, will adversely affect the Company's ability to obtain a tax deduction for compensation paid to its executive officers.

              THE EXECUTIVE COMPENSATION COMMITTEE

             Joseph H. Head, Jr.      Roger L. Howe


COMMON STOCK PERFORMANCE

     The following performance graph compares the Company's cumulative shareholder return over a five year period, assuming $100 invested at December 31, 1989, respectively, in Baldwin Piano & Organ Company common stock, the Russell 2000 index and in an industry group index of nineteen companies within the Russell 2000 index engaged in the manufacture or sale of household furnishing related products. Total shareholder return is based on the increase in the price of the stock and assumes the reinvestment of all dividends.

     The Russell 2000 index consists of the smallest 2,000 companies in the Russell 3000 index (comprised of 3,000 large
U.S. companies representing approximately 98% of the investable
U.S. equity market). The Russell 2000 index represents approximately 7% of the Russell 3000 total market capitalization.

The Russell 2000 index is a small cap index where the average market capitalization of the companies represented (as of December 31, 1994) is approximately $270 million. The Company selected the Russell 2000 index as an appropriate index for comparison based upon the Company's similar size to the smaller companies represented in the index.

     The industry household furnishing group is comprised of:
Aaron Rents, Inc., Basset Furniture Industries, Chromcraft Revington, Inc., Crown Crafts, Inc., Falcon Products, Inc., Flexsteel Industries, Fossil, Inc., Juno Lighting, Inc., Kimball International, Inc., La-Z-Boy Chair Co., Ladd Furniture, Leggett & Platt, Inc., Miller (Herman) Inc., Newell Companies, O'Sullivan Industrial Holdings, Premark International, Shaw Industries, Inc., Sunbeam-Oster, Inc., and Zenith Electronics Corp. The Company is not included in this Russell 2000 industry group index because the Company was not included in the Russell 2000 as of December 31, 1994 due to the Company's smaller market capitalization level. Nevertheless, the Company selected this industry group index because this industry group is the most similar to the Company's business and due to the fact that inadequate information is available regarding the Company's direct competitors in the music industry because many of such direct competitors are not public companies and/or are foreign companies.

                 COMPARATIVE SHAREHOLDER RETURNS
                    (Dividends Reinvested)




[A paper copy of the performance graph is being submitted supplementally to the Company's Branch Chief in the Division of Corporation Finance as required by Rule 304(d) of Regulation S-T.

The data as presented in such graph is set forth below.]


         -  Baldwin Piano & Organ Company (BPAO)

         +  Russell 2000 Index (R2000)

         *  Household Furnishings (HF)



         1989      1990       1991      1992      1993      1994
BPAO    $100.00   $70.00    $ 92.50   $167.50   $150.00   $110.00
R2000   $100.00   $80.49    $117.56   $139.21   $165.53   $162.51
HF      $100.00   $75.85    $124.95   $150.24   $207.52   $189.86

OTHER SECURITIES FILINGS

     The information contained in this Proxy Statement under the headings "Executive Compensation--Report of Compensation Committee on Executive Compensation" and "--Common Stock Performance" are not, and should not be deemed to be, incorporated by reference into any filings by the Company under the 1933 Act or the Securities Exchange Act of 1934 that purport to incorporate other Securities and Exchange Commission filings made by the Company, or portions thereof, by reference (including this Proxy Statement).

               CERTAIN TRANSACTIONS AND PROCEEDINGS

     The November, 1994 Employment Agreement between the Company and Karen L. Hendricks, the Company's Chief Executive Officer and President, provided that the Company, upon the request of Ms. Hendricks, would arrange temporary financing to facilitate her purchase of a new residence in Cincinnati and to pay all interest expense of such loan for up to six months. Pursuant to such contractual obligation, in December, 1994 the Company loaned Ms. Hendricks the principal amount of $130,000 to assist her in relocating to Cincinnati from Phoenix, Arizona. The stated per annum interest was the prime rate announced from time to time by The Fifth Third Bank, Cincinnati, Ohio. Ms. Hendricks repaid the full principal amount of the loan in February, 1995, and the Company forgave the accrued interest amount of $2,241.

                RATIFICATION OF SELECTION OF AUDITORS

     The Board of Directors has selected KPMG Peat Marwick LLP to be the independent auditors of the Company for the year ending December 31, 1995. This selection will be submitted for ratification at the Annual Meeting. Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

     Ratification of the selection of auditors requires a majority of the votes cast at the Annual Meeting. Any shares not voted (whether by abstention, broker non-vote or otherwise) have no impact on the vote. THE BOARD OF DIRECTORS RECOMMENDS THAT
SHAREHOLDERS VOTE FOR RATIFICATION.

            SHAREHOLDER PROPOSALS FOR 1996 ANNUAL MEETING

     Any Shareholder proposal intended for inclusion in the proxy material for the 1996 Annual Meeting must be received in writing by the Company on or before January 1, 1996. The inclusion of any proposal will be subject to applicable rules of the Securities and Exchange Commission.


                         ANNUAL REPORT

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1994, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE MAILED WITHOUT CHARGE TO SHAREHOLDERS UPON REQUEST. REQUESTS SHOULD BE ADDRESSED TO THE COMPANY, 422 WARDS CORNER ROAD, LOVELAND, OHIO 45140-8390,
ATTENTION: MR. CHARLES R. JUENGLING, VICE PRESIDENT, SECRETARY AND TREASURER. THE FORM 10-K INCLUDES CERTAIN EXHIBITS, WHICH WILL BE PROVIDED ONLY UPON PAYMENT OF A FEE COVERING THE COMPANY'S REASONABLE EXPENSES.


                         OTHER MATTERS

     The Board of Directors of the Company is not aware of any other matters to come before the meeting. If any other matters should come before the meeting, the persons named in the enclosed proxy intend to vote the proxy according to their best judgment.

     You are urged to complete, sign, date and return your proxy to make certain your shares will be voted at the 1995 Annual
Meeting. For your convenience in returning the proxy, an addressed envelope is enclosed, requiring no additional postage if mailed in the United States.

                                   For the Board of Directors,


                                   R. S. HARRISON
                                   R. S. HARRISON
                                   Chairman of the Board